EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated October 11, 2019 related to the financial statements of Aditx Therapeutics, Inc. (the “Company”) as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and the period from September 28, 2017 (inception) through December 31, 2017, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of this Registration Statement.

/s/ dbbmckennon

Newport Beach, California

February 7, 2020